Exhibit 10.2

Certain information identified by bracketed asterisks ([* * *]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS EXCLUSIVE LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is entered into as of February 8, 2019 (the “Effective Date”) by and between ETON PHARMACEUTICALS, INC., a Delaware corporation with offices at 21925 W. Field Pkwy, Suite 235, Deer Park, Illinois, USA (“ETON”), and SINTETICA SA, a company number CHE-105.272.121 with offices at Penate 5, CH-6850 Mendrisio, Switzerland (“Sintetica”).

RECITALS

WHEREAS, ETON is engaged in the business of licensing, developing, marketing, distributing and selling pharmaceutical drug products;

WHEREAS, Sintetica is engaged in the business of developing and manufacturing pharmaceutical drug products, including the Products (later defined);

WHEREAS, Sintetica desires to manufacture and supply the Products exclusively to ETON for Marketing (later defined) in the Territory (later defined), and ETON is willing to purchase exclusively from Sintetica the Products under the terms and conditions set forth herein;

WHEREAS, ETON desires to obtain an exclusive license to the Products, the MAs (later defined), and Sintetica Background Intellectual Property (later defined) for Marketing the Products in the Territory, and Sintetica is willing to grant such an exclusive license to ETON under the terms and conditions set forth herein; and

WHEREAS, ETON and Sintetica will share in the Net Profits (later defined) obtained by the sale of Products in the Territory under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ETON and Sintetica, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

For the purposes of this Agreement, the following terms whether used in singular or plural form shall have the meanings as defined below:

1.1 “Accepted” shall have the meaning ascribed to the term in Section 4.8 of this Agreement.

1.2 “Affiliates” means, with respect to a Party or any Third Party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3 “Applicable Law” means the applicable laws, rules, regulations, guidelines and requirements of any Governmental Entity related to the development, registration, manufacture, importation, commercialization of the Products in the Territory, the manufacture in and export from the Territory of Manufacture, or any obligation under, or related to, this Agreement, including those obligations applicable to the MAs.

1.4 “Breaching Party” shall have the meaning ascribed to the term in Section 11.2 of this Agreement.

1.5 “Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York or Rome, Italy.

1.6 “Calendar Quarter” means a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.7 “Claim” includes a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a Third Party or a Party or otherwise.

1.8 “COGS” means for each applicable Product the total of all actual, direct manufacturing costs (including cost of raw materials and packaging materials) directly incurred by Sintetica and directly allocable to the manufacture and supply of the applicable Product as of the Effective Date or as adjusted pursuant to Section 6.2.1 of this Agreement. For clarity, such costs shall not include (a) any allocation or absorption of unused, excess or idle capacity, (b) any costs attributable to shipment of the Product to the relevant facility, (c) any Taxes or Transfer Taxes, or (d) any depreciation expense (including but not limited to any depreciation of any machinery or equipment).

1.9 “Confidential Information” shall have the meaning ascribed to the term in Section 10.2 of this Agreement.

1.10 “Confirmed Purchase Order” shall have the meaning ascribed to the term in Section 5.5.1 of this Agreement.

1.11 “Customer Penalties” shall have the meaning ascribed to the term in Section 4.11.3 of this Agreement.

1.12 “Deducted Customer Penalties” shall have the meaning ascribed to the term in Section 5.11.4 of this Agreement.

1.13 “Delivery Date” shall have the meaning ascribed to the term in Section 4.5.1 of this Agreement.

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1.14 “ETON Indemnified Parties” shall have the meaning ascribed to the term in Section 14.1 of this Agreement.

1.15 “Excessive Amount” shall have the meaning ascribed to the term in Section 4.5.2 of this Agreement.

1.16 “FDA” means the United States Food and Drug Administration and all divisions under its direct control or any successor organizations.

1.17 “Firm Period” shall have the meaning ascribed to such term in Section 4.4 of this Agreement.

1.18 “Force Majeure Events” shall have the meaning ascribed to such term in Section 16.2 of this Agreement.

1.19 “GMP” means current good manufacturing practices as defined by the FDA.

1.20 “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative, or regulatory agency, commission, department, board, or bureau or body or other government authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other.

1.21 “Gross Sales” shall have the meaning ascribed to the term in Section 1.36.

1.22 “Indemnitee” shall have the meaning ascribed to the term in Section 13.3.1 of this Agreement.

1.23 “Indemnitor” shall have the meaning ascribed to the term in Section 13.3.1 of this Agreement.

1.24 “Infringement Notification Date” shall have the meaning ascribed to the term in Section 7.4 of this Agreement.

1.25 “Intellectual Rights Legal Expenses” shall have the meaning ascribed to the term in Section 7.6.1 of this Agreement.

1.26 “Intellectual Rights Suit” shall have the meaning ascribed to the term in Section 7.4 of this Agreement.

1.27 “Latent Defect” shall have the meaning ascribed to the term in Section 4.10 of this Agreement.

1.28 “Losses” means all losses, costs, damages, judgments, settlements, interest, fees or expenses including, without limitation, all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs.

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1.29 “MAs” means the New Drug Applications pursuant to 21 U.S.C. §355(b)(1)-(2), and all amendments and supplements thereof, for the Products as set forth in Exhibit A.

1.30 “Market” or “Marketing” shall have the meaning ascribed to the term in Section 2.1 of this Agreement.

1.31 “Material Delivery Delay” shall have the meaning ascribed to the term in Section 4.11.3 of this Agreement.

1.32 “MAQ” shall have the meaning ascribed to the term in Section 4.5.5 of this Agreement.

1.33 “MOQ” shall have the meaning ascribed to the term in Section 4.5.4 of this Agreement.

1.34 “NDC” means a national drug code as issued by the FDA.

1.35 “Net Profits” means with respect to a given Product sold by ETON in the Territory, (a) the Net Sales of the Product less (b) the sum of (i) the Transfer Price or transfer price paid by ETON if manufactured by a Third Party, if applicable, (ii) Sintetica’s share of the Regulatory Fees, (iii) the SG&A Fee.

1.36 “Net Sales” means, with respect to each Product sold in the Territory, the aggregate gross sales amount invoiced by wholesalers, distributors or ETON on an arms-length basis to Third Parties in the Territory (“Gross Sales”), less the following deductions per NDC number: (a) all trade discounts including a percentage off Gross Sales to cover cash discounts given by ETON; (b) ETON’s adjustments on account of price adjustments, billing adjustments, bid defaults, shelf stock adjustments, promotional payments or similar allowances; (c) ETON’s chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health insurance carriers, managed care groups, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or customers; (d) ETON’s amounts due to third parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by ETON to any Governmental Entity or regulatory authority in respect of state or federal Medicare, Medicaid, government pricing or similar programs;; (f) any government-mandated manufacturing Tax including without limitation the brand manufacturer’s Tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) as amended or replaced; (g) any costs incurred in connection with or arising out of compliance with any Risk Evaluation and Mitigation Strategies, the Prescription Drug User Fee Act and (h) other specifically identifiable amounts that have been credited against or deducted from ETON’s Gross Sales and are substantially similar to those credits and deductions listed above.

1.37 “Operating Expenses” shall mean with respect to a given Product in the Territory, the shipping, handling, freight, import Tax, insurance cost for transportation of the Products (or any Third Party logistics’ warehouses) incurred by ETON.

1.38 “Party” or “Parties” means ETON or Sintetica, as applicable.

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1.39 “Payment Period” shall have the meaning ascribed to the term in Section 6.3.3 of this Agreement.

1.40 “Person” means any individual, partnership (general or limited), association, corporation, limited liability company, joint venture, trust, estate, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal person or organization.

1.41 “Pharmacovigilance Agreement” shall have the meaning ascribed to the term in Section 4.4 of this Agreement.

1.42 “Product” or “Products” means a product or products set forth in Exhibit A for Marketing by or for ETON in the Territory (and covered or intended to be covered by an MA) and manufactured and supplied by Sintetica (or a Third Party as permitted by this Agreement) to ETON in fully packaged and labeled form and ready for commercialization by ETON.

1.43 “Product Labelling and Packaging” shall have the meaning ascribed to the term in Section 5.1.1 of this Agreement.

1.44 “Quality Agreement” shall have the meaning ascribed to that term in Section 4.2.10 of this Agreement.

1.45 “Quality Assurance Liaison” shall have the meaning ascribed to that term in Section 5.3.4 of this Agreement.

1.46 “Recall Event” shall have the meaning ascribed to that term in Section 3.4 of this Agreement.

1.47 “Recovery Plan” shall have the meaning ascribed to that term in Section 4.11.3 of this Agreement.

1.48 “Regulatory Fees” shall have the meaning ascribed to that term in Section 3.2 of this Agreement.

1.49 “Rolling Forecast” shall have the meaning ascribed to that term in Section 4.4 of this Agreement.

1.50 “Selling, General, and Administrative Fee” or “SG&A Fee” shall have the meaning ascribed to that term in Section 6.3.2 of this Agreement.

1.51 “Sintectica Background Intellectual Property” means any and all patents and trademarks, patent and trademark applications or other patent and trademark rights, copyrights, inventions, know-how, trade secrets, proprietary knowledge, data, and other information owned, licensed to or controlled by Sinetica relating to the Products, including but not limited to use, manufacture, and packaging thereof.

1.52 “Sintetica Indemnified Parties” shall have the meaning ascribed to the term in Section 13.2 of this Agreement.

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1.53 “Sintetica Net Profit Share” shall have the meaning ascribed to the term in Section 6.3.1 of this Agreement.

1.54 “Specification” shall mean, for a particular Product, the specifications, methods and processes of the product, as set forth in the applicable MAs for that Product.

1.55 “Supply Failure” has the meaning ascribed to that term in Section 4.11.2 of this Agreement.

1.56 “Supply Term” shall mean, on a Product by Product basis, an initial period of ten (10) years from the date of first commercial sale of the applicable Product by ETON in the Territory, and any renewals or extensions thereof.

1.57 “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

1.58 “Term” shall have the meaning ascribed to this term in Section 11.1 of this Agreement.

1.59 “Territory” shall mean the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and all territories and possessions of the United States of America and United States military bases.

1.60 “Territory of Manufacture” means the country of Switzerland.

1.61 “Third Party” means any Person other than ETON, Sintetica or their respective Affiliates.

1.62 “Transfer Price” has the meaning ascribed to that term in Section 6.2.1 of this Agreement.

1.63 “Transfer Taxes” shall have the meaning ascribed to this term in Section 10 of this Agreement.

2. GRANT OF RIGHTS

2.1 Sintetica, for itself and its Affiliates, hereby grants to ETON in accordance with the terms and conditions of this Agreement, an exclusive (even as to and against Sintetica) right and license, including the right to sublicense, to the Products, MAs, and all current and future Sinetica Background Intellectual Property that are owned or controlled by Sintetica or its Affiliates for ETON to develop, manufacture, import, use, promote, distribute, market, advertise, offer for sale or sell (collectively, “Market”) the Products in the Territory. For avoidance of doubt, Sinetica and its Affiliates shall remain the owner of the Product dossiers and Sinetica Background Intellectual Property.

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2.2 ETON, for itself and its Affiliates, hereby grants to Sintetica in accordance with the terms and conditions of this Agreement, a right and license, to its trademark, including to its name and logo, that is owned or controlled by ETON or its Affiliates for Sintetica to make the packs, labels, and leaflets for the Products for sale in the Territory. For avoidance of doubt, ETON and its Affiliates shall remain the owner of its trademarks.

2.3 Except as otherwise expressly provided in this Agreement, Sintetica and its Affiliates, during the Term, shall manufacture and supply exclusively to ETON and its Affiliates all of their requirements for the Products for Marketing in the Territory. For avoidance of doubt, Sintetica and its Affiliates shall not manufacture and supply, during the Term, the Products or any pharmaceutically equivalent products for themselves or any Third Party (not consented by ETON) for Marketing in and for the Territory.

2.4 Except as otherwise expressly provided in this Agreement, ETON and its Affiliates shall exclusively purchase all of their requirements for the Products from Sintetica for Marketing in the Territory.

3. PRODUCT DEVELOPMENT AND REGISTRATION

3.1 Development and Registration Responsibilities.

3.1.1 At its sole cost and expense, Sinetica shall be responsible and liable for developing the Products and filing and obtaining approval of the MAs with the FDA. Within seven (7) days after receiving notice of approval of the MA(s) for the Product(s), Sintetica shall file the necessary documentation to transfer the approved MA(s) to ETON’s name.

3.1.2 If ETON’s customer research shows demand that there is commercial demand for the Product in a container system that Sintetica is unable to produce, then ETON shall have the right to secure additional suppliers to develop, file for registration, and obtain approval with the FDA for the Product in that container system, and Sinetica shall grant ETON all the rights and licenses necessary to develop, register, obtain approval, and Market the Product with that container system in the Territory. Any additional Products would be subject to this agreement

3.2 Registration Maintenance and Regulatory Responsibilities. After the approved MAs are transferred to ETON’s name, ETON shall be responsible for the maintenance of the approved MAs. In such an event, ETON will take all actions with the FDA, including paying all fees accrued after time of transfer and conducting all communications with FDA or other Governmental Entities as required by Applicable Law in respect of the MAs, including without limitation initial payment of fees owed under the Prescription Drug User Fee Act, Annual Branded Prescription Drug Fees assessed under Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)), or any successor laws, and preparing and filing all required reports (including adverse drug experience reports) with the appropriate Governmental Entity. The Parties shall share equally in all maintenance and regulatory fees under this Section 4.2 (“Regulatory Fees”). Sintetica shall use its best efforts to provide support, including providing any required information and documents, to ETON in the maintenance of the approved MAs. Sintetica’s share of Regulatory Fees shall be deducted prior to Sintetica receiving its profit share.

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3.3 ETON’s NDC Numbers. Sintetica and its Affiliates shall not sell any products under ETON’s or its Affiliates’ names or NDC numbers.

3.4 Medical Inquires, Product Complaints and Recalls. After the approved MAs are transferred to ETON’s name, ETON shall assume all responsibility for responding to any medical inquiries or complaints about any Products as set forth in the Pharmacovigilance Agreement attached hereto as Exhibit C (the “Pharmacovigilance Agreement”) and to be entered into by the Parties as soon as practicable. Sintetica will notify ETON immediately of any circumstances that may result in a potential recall, market withdrawal, inventory retrieval, or similar action (“Recall Event”) that may affect the products or services under this proposal. ETON will administer the Recall Event, but Sintetica shall reimburse ETON for any costs associated with the Recall Event, including but not limited to shipping charges, legal fees, and any action necessary to effectuate a recall, to the extent the Recall Event is attributable to Sintetica’s performance of its obligations under this Agreement, including but not limited to sanitation of Sintetica’s equipment, negligence in manufacturing, or poor quality standards. If the Recall Event is related to ETON’s commercialization activities, then ETON will administer the Recall Event and be solely responsible for costs and expenses associated with that Recall Event.

3.5 Competitive Products. During the Term of this Agreement, and for a period of five (5) years thereafter, Sintetica nor ETON shall not research, develop, manufacture, file, sell, market, or distribute any competitive product, including a product containing [* * *] as as the sole active ingredient that is marketed and sold in the Territory in the injectable route of administration; nor will Sintetica nor ETON directly or indirectly assist any other Person or entity in carrying or any such activities for eventual marketing or sale in the Territory.

4. MANUFACTURE AND SUPPLY

4.1 Product Labeling and Packaging.

4.1.1 The packaging artworks will be prepared by Sintetica, at its sole cost and expense, with the proprietary trademark and design artwork. Sintetica shall design the packaging, the containers, the labels, the user instructions, warning notices, master shipper, pattlet layout, including the artwork necessary or beneficial for the distribution in the Territory (“Product Labelling and Packaging”). Sintetica shall also be solely responsible for, at its cost and expense, the requirements to serialize the Products under Applicable Law. Prior to commencing into production, Sintetica shall submit the Product Labelling and Packaging to ETON for its review for accuracy. Only upon ETON’s approval shall Sintetica proceed to print the Product Labelling and Packaging. Sintetica shall be responsible and liable for the final content of the Product Labelling and Packaging and their compliance with Applicable Law in the Territory and Territory of Manufacture.

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4.1.2 After ETON approves the Product Labelling and Packaging in Section 5.1.1, Sintetica shall supply ETON the Products in finished dosage form and fully packaged and ready for Marketing by ETON in the Territory.

4.1.3 ETON shall distribute the Products exclusively with the Product Labelling and Packaging in which they are supplied to it by Sintetica. For avoidance of doubt, ETON shall not modify the Product Labelling and Packaging in any way when distributing the Products in the Territory.

4.1.4 Any modification of the Product Labelling and Packaging shall require prior written approval by both Parties and must comply with all Applicable Laws in the Territory.

4.2 Manufacture and Supply of Products.

4.2.1 Sintetica shall exclusively manufacture and supply the Products to ETON, and ETON shall exclusively purchase from Sintetica the Products and Market the Products in the Territory, except as otherwise expressly provided in this Agreement.

4.2.2 Sintetica shall use commercially reasonable efforts to supply on a timely basis one hundred percent (100%) of ETON’s requirement for each Product for commercialization in the Territory.

4.2.3 Sintetica shall use commercially reasonable efforts to provide ETON with Product with expiration date that is at least seventy five percent (75%) of the shelf-life for the applicable Product, but in no event less than eighteen (18) months from the date such Product is delivered to ETON.

4.2.4 Sintetica shall ensure that it has an adequate supply of active and other ingredients required to manufacture the Products in order to meet at least one hundred twenty-five percent (125%) of ETON’s forecasted requirements for the Products in the Territory. In the event that for any reason Sintetica may have insufficient supply of active or other ingredients required to meet its obligations under this Section 4.2.2, Sintetica, upon ETON’s approval, shall obtain a Third-Party source for such active and other ingredients agreed to by ETON.

4.2.5 Sintetica shall manufacture each Product at its own manufacturing site. In the event Sintetica desires to transfer the manufacture of any Product to another site other than those designated in the relevant MA, Sintetica shall require ETON’s written approval.

4.2.6 Sintetica shall, during the Term, maintain its relevant manufacturing site, all property, equipment, machinery and systems therein in the ordinary course of business and in compliance with GMP and Applicable Law (including Drug Security and Supply Chain Act) and free of material defects except for those attributable to wear and tear consistent with age and usage of such assets and except for such defects as do not and will not in the aggregate impair the ability to use such assets in connection with this Agreement.

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4.2.7 Sintetica will properly maintain a sample from each batch of Product as required by applicable regulatory standards in the Territory, Territory of Manufacture, Applicable Law or as otherwise agreed in writing by the Parties.

4.2.8 Sintetica will validate all processes, methods, equipment, facilities and utilities used in the manufacture, storage, testing and release of each Product in conformity with all Applicable Laws. ETON shall have the right to review the validation reports upon written request.

4.2.9 Sintetica shall provide ETON with timely notification of all deviations that could materially impact the quality of any Product as well as all reports or audits of any applicable regulatory authority or other applicable governmental agency regarding testing, manufacture, storage, labeling, handling or packaging of any Product.

4.2.10 Notwithstanding anything to the contrary in this Agreement, all Product manufactured by Sintetica and sold to ETON under this Agreement, when delivered by Sintetica to ETON, shall meet the specifications and the requirements as set forth in a Quality Agreement, attached hereto as Exhibit B, to be entered into by the Parties as soon as practicable (the “Quality Agreement”).

4.3 Manufacturing and Quality Records and Audits.

4.3.1 Sintetica shall supply the Products to ETON in accordance with the terms and conditions of this Agreement, the Quality Agreement, the relevant MAs and Applicable Law. Sintetica shall deliver to ETON, together with each delivery of each batch of Product, the corresponding certificate of analysis relating to such batch and certification that all Product in such batch were manufactured in accordance with GMP, the Quality Agreement and any Applicable Law. The certificate of analysis shall include the actual result of the testing performed by Sintetica on such batch. Sintetica agrees that it shall not make any changes in the formulation, manufacture, production, packaging, labeling or storage of any Product or any component thereof without consent of ETON unless Sintetica is expressly required to do so by Applicable Law or a relevant regulatory authority, in which case Sintetica shall notify ETON in writing promptly of such change and the reason therefor.

4.3.2 Sintetica shall prepare and maintain complete and accurate records relating to each Product and the manufacture, quality operation, packaging, labeling, storage, handling and testing of each batch therefor as required by Applicable Law and GMP and Sintetica shall make copies thereof available for review by ETON upon request. These records shall be subject to audit and inspection under this Agreement. Records that include information relating to the manufacturing, finished product packaging, and quality operation for each batch of each Product will be prepared by Sintetica at the time such operations occur. Sintetica will prepare such records in accordance with GMP, this Agreement, the Specifications and Applicable Law.

4.3.3 On an annual basis, upon ETON’s prior written notice of at least thirty (30) days and at its expense, Sintetica shall permit representatives of or selected on behalf of ETON to inspect Sintetica’s facilities relevant to the manufacture, testing, packaging, labeling, quality control, storage and transport of any Product. Notwithstanding the foregoing, ETON may inspect at any time without cost to ETON if the inspection is for cause, provided that the scope of such inspection is limited to the cause for such inspection.

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4.3.4 ETON and Sintetica shall each designate one (1) individual to whom all of the other Party’s communications may be addressed with respect to the manufacturing of Product (the “Quality Assurance Liaison”). Each Party shall give prompt notice to the other Party of any material adverse change or event that relates to a quality issue or related matter with respect to the manufacturing site for a Product or the Product itself.

4.4 Forecasts. No later than sixty (60) days prior to ETON’s projected desired initial delivery of commercial batches of each Product, ETON shall provide to Sintetica a forecast which shall indicate ETON’s reasonable estimate of its expected requirements for each Product from Sintetica for the twelve (12) month period commencing on the desired initial Delivery Date for such Product. Commencing on the fifth (5th) Business Day after the initial Delivery Date for a given Product and not later than the third (3rd) Business Day of each third (3rd) calendar month thereafter, ETON shall submit a forecast of its requirements from Sintetica for each Product which shall indicate ETON’s reasonable estimate of its expected requirements of Product from Sintetica for the twelve (12) month period commencing on the first (1st) day of the fourth (4th) full calendar month after the date of each such update (each a “Rolling Forecast”). The first three (3) calendar months of each Rolling Forecast shall be considered binding forecasts for Product (the “Firm Period”). Except as expressly provided in the foregoing sentence, such Rolling Forecasts constitute non-binding, good-faith estimates provided solely to assist Sintetica in production planning and subject to the terms and conditions hereof the Rolling Forecast for any period may be revised by ETON by written notice to Sintetica.

4.5 Purchase Orders and Minimum Order Requirements.

4.5.1 The purchase of each Product under this Agreement shall be implemented by ETON’s issuance of individual purchase orders to Sintetica for specific quantities of each Product which purchase orders shall reflect the Firm Period, if applicable, and shall specify the delivery date for each Product (the “Delivery Date”). The first order shall be placed no earlier than fifteen (15) days from ETON receiving written confirmation from Sintetica of the approval of the MA for the Product by FDA in the Territory. Subsequent orders shall be placed one hundred twenty (120) days prior to ETON’s requested Delivery Date. Within seven (7) Business Days of its receipt of a purchase order, Sintetica shall accept in writing such purchase order submitted in accordance with this Section 4.5.1 by delivering a confirmation of the Delivery Date set forth in each purchase order (a “Confirmed Purchase Order”).

4.5.2 If a purchase order requests quantities of such Product in excess of one hundred twenty five percent (125%) of ETON’s most recent forecast for such month, then Sintetica shall within seven (7) Business Days of its receipt of such a purchase order, notify ETON whether and to what amount Sintetica can supply such excess. No purchase order shall be rejected provided that the purchase order complies with the terms of this Agreement. For any given calendar month, Sintetica may be required to accept purchase orders for quantities of Product up to one hundred twenty-five percent (125%) of ETON’s most recent forecast for such month and shall use commercially reasonable efforts to supply quantities of Product in excess of one hundred twenty-five percent (125%) of the forecasted amounts (the “Excessive Amount”). In the event Sintetica cannot supply the Excessive Amount, then ETON shall be free to source and procure such Excessive Amount from a Third-Party alternative source at its own cost. In such an event, Sintetica shall not receive its profit share for the Excessive Amount.

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4.5.3 ETON shall assign a purchase order number to each order placed with Sintetica and notify such order numbers to Sintetica. Each Party shall use the relevant purchase order number in all subsequent correspondence relating to the order.

4.5.4 [* * *]

4.5.5 [* * *]

4.5.6 [* * *]

4.6 Delayed Delivery. In the event of any changes in the Territory that could adversely affect sales of a given Product, ETON shall have the right to delay delivery of Product ordered by ETON from Sintetica pursuant to a purchase order for a period of up to six (6) months after the Delivery Date of the applicable shipment of the applicable Product. In the event ETON wishes to delay any such shipments it will notify Sintetica in writing at least sixty (60) days in advance of the applicable Delivery Date. ETON shall also have the right to cancel any purchase order, however, in the event of such cancellation ETON shall pay for (a) all such applicable Product already manufactured by Sintetica that cannot be sold to ETON hereunder in a future shipment of such Product without violating the terms of this Agreement; (b) all of the materials and components ordered by Sintetica specifically for the manufacture of the affected Product that cannot be otherwise used or returned to the applicable supplier; (c) any reasonable, documented costs and expenses for work-in-progress of the affected Product completed under the purchase order prior to cancellation; and (d) the cost of destruction of the applicable Product, if any.

4.7 Shipment.

4.7.1 Products shall be invoiced and delivered Ex-Works Sintetica, Mendrsio, CH, in Sintetica’s standard packaging and delivery units applicable from time to time.

4.7.2 Sintetica will not ship any Product that it reasonably believes will not conform to the relevant Specifications, MAs, this Agreement or with Applicable Law. If Sintetica reasonably believes any such Product would not conform as such, then Sintetica shall, at no cost to ETON, manufacture and supply replacement Product to replace the non-conforming Product as promptly as possible. Sintetica shall be responsible for all costs and expenses, including expedited shipping and Customer Penalties related to such replacement.

4.7.3 Risk of loss shall pass in accordance with the applicable Incoterms, and at such time Sintetica shall pass to ETON good and marketable title to each Product, free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

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4.8 Acceptance. Within thirty (30) days of receipt of each shipment of Product by Sintetica at ETON or its designated facility, ETON shall perform or cause to be performed any inspections ETON deems necessary for each shipment of the Product and notify Sintetica in writing within such thirty (30) day period if ETON believes that the Product fails to conform to the Specifications, MAs, this Agreement, or Applicable Law, or if any defect, shortage, or other nonconformance exists. If ETON does not provide such notice within the thirty (30) day period, the shipment shall be deemed to be accepted (“Accepted”), except as otherwise provided by Section 5.10.

4.9 Non-Conformity; Shortage; Defectiveness. If ETON believes that (a) any Product has not been manufactured in accordance with the requirements of the Specifications, MAs, this Agreement or Applicable Law; (b) any defect exists in any Product delivered, or (c) there is a shortage of Product delivered; then in each case ETON will, within thirty (30) days of the receipt of such Product by ETON, notify Sintetica in writing setting forth in reasonable detail the alleged nonconformity, defect or shortage. Upon any such notification, Sintetica shall have the right to inspect the applicable Product itself or appoint, at its expense, a mutually acceptable Third Party to perform such inspection. Sintetica or such Third Party will have fourteen (14) days to inspect the affected Product to make an assessment of the alleged nonconformity, defect or shortage. If the Parties agree there is a nonconformity, defect or shortage or if Sintetica fails to inspect or have inspected the applicable shipment of Product within such fourteen (14) day period, then Sintetica at its sole cost and expense shall promptly replace any nonconforming or defective Product or make up the shortage, to be shipped at Sintetica’s cost. Nonconforming or defective Product will be returned to Sintetica at Sintetica’s cost. Sintetica shall, during any such inspection periods outlined in this Section 5.9, continue to supply Product to ETON pursuant to the terms and conditions of this Agreement. Any dispute between the Parties concerning rejection of all or any part of a shipment of Product which the Parties are unable to resolve within thirty (30) days of the aforementioned fourteen (14) day period will be submitted to an agreed-upon, qualified, independent laboratory for testing using the test methods set forth in the applicable MA or other mutually agreed upon methods. Sintetica shall replace promptly any shipment or portion of a shipment of Product under dispute until the dispute is resolved. Such replacement Product and the cost of the laboratory will be at Sintetica’s expense if the laboratory finds that the lot in question is non-conforming or otherwise defective. The costs of the laboratory shall be ETON’s expense if the lot in question is found to be conforming or otherwise non-defective. The findings of the laboratory shall be final and binding upon the Parties and not subject to appeal or review by any Third Party. In the event the laboratory finds that the lot in question is nonconforming, then Sintetica shall pay for the destruction of such nonconforming lot.

4.10 Latent Defects. The Parties acknowledge it is possible for Product to have manufacturing defects that are not discoverable upon reasonable physical inspection or testing (such a “Latent Defect or “Latent Defects”). Latent Defects may include, by way of example and not definition or limitation, loss of stability, separation, discoloration, defects not present in pre-shipment samples or other manufacturing defects. Sintetica is responsible for all Latent Defects that are attributable to the manufacture, labeling, packaging, shipping, handling or storage of Product by Sintetica or failure of such Product to otherwise comply with the provisions of this Agreement. As soon as ETON becomes aware of any Latent Defect, it will immediately notify Sintetica of the lot(s) involved and Sintetica shall replace such Product in the manner described in Section 4.9.

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4.11 Failure to Supply.

4.11.1 In the event that Sintetica is unable to supply any quantity of Product ordered through a Confirmed Purchase Order for any reason, then Sintetica shall promptly notify ETON of such inability to supply and if possible, will notify ETON of the date on which such inability is expected to end. In such event, Sintetica and ETON will for a period up to thirty (30) days discuss in good faith a resolution to such inability to supply. Sintetica shall also immediately prioritize its available production capacity, materials and components to the manufacture of the affected Product to minimize the impact of the failure to supply.

4.11.2 Notwithstanding the foregoing, in the event Sintetica is unable to (i) supply Product to ETON as ordered by ETON per purchase order, and in the amount of product equal to at least that specified in Section 5.2.2 of this Agreement for a period within thirty (30) days of the Delivery Date or (ii) deliver Product in the amount of product equal to at least that specified in Section 4.2.2 of this Agreement to ETON by the Delivery Date on two (2) or more occasions over a period of three (3) months (a “Supply Failure”), then ETON shall, in addition to its other rights and remedies available hereunder, have the right to cancel the purchase order(s) for Product(s) without penalty or liability and to purchase such Product from an alternate source, including a Third Party. For purposes of this Agreement, delivery within thirty (30) days before or after the Delivery Date shall be deemed as meeting the Delivery Date.

4.11.3 In the event that Sintetica shall have reason to believe it will be unable to supply Product to ETON for a period of at least three (3) months beyond the Delivery Date (a “Material Delivery Delay”), Sintetica shall promptly notify ETON thereof. Following ETON’s receipt of such notice the Parties shall promptly meet to discuss in good faith and establish a plan that shall contain all necessary activities to be implemented to avoid or eliminate interruption in supply, including but not limited to permitting ETON to purchase the Products from a Third Party if necessary (the “Recovery Plan”). Sintetica shall be obligated to perform the activities in accordance with the Recovery Plan. If, despite undertaking the measures set forth in the preceding sentence, ETON purchases substitute product or incurs Customer Penalties as a result of any Supply Failure or Material Delivery Delay, ETON will provide to Sintetica proof thereof which shall only include identity of the customer, amount of the customer penalty and a reference to either a credit number or invoice number associated with the customer penalty and Sintetica shall reimburse ETON for (A) the difference, if any, between (x) the purchase price ETON pays for product from an alternate source and (y) the Transfer Price and (B) Customer Penalties, including the difference between (i) the purchase price paid by ETON’s customer to source product from an alternative source and (ii) ETON’s price to the customer for the Product if such difference is charged by the customer to ETON (each of (A) and (B) “Customer Penalties”).

4.11.4 In the event ETON incurs and pays for any Customer Penalties, except due to a Force Majeure Event (which Customer Penalties shall be deducted from Net Profits), ETON will, as a first remedy, deduct for a period up to two (2) consecutive Calendar Quarters, from its future payment of the Sintetica Net Profit Share an amount not to exceed the Customer Penalties (the “Deducted Customer Penalties”) until the first to occur of: (a) the Deducted Customer Penalties equals the Customer Penalties or (b) ETON does not owe to Sintetica any such Sintetica Net Profit Share. If, after such deductions or upon reaching the end of the two (2) calendar quarter period, the Customer Penalties exceed the Deducted Customer Penalties, ETON will invoice Sintetica for such difference and Sintetica will pay such invoice in full within sixty (60) days of receipt thereof. ETON will have the right to withhold any future payments owed to Sintetica until all such invoices are paid in full.

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4.11.5 Notwithstanding anything to the contrary in this Agreement, in the event of Supply Failure by Sintetica, ETON shall have the right to use a Third-Party manufacturer to supply the Product for the Territory. In such an event, Sintetica (a) shall use commercially reasonable efforts to effectuate such technology transfer to the Third-Party manufacturer, and (b) pay for the technology transfer to the Third-Party manufacturer. Under this Section 4.11.5, ETON shall be fully released from its purchase orders and any Firm Period section of a Rolling Forecast and shall be permitted to purchase such Products from a Third Party.

4.12 The rights and remedies provided in this Section 5 shall be cumulative and in addition to any other rights and remedies that may be available to ETON.

4.13 Inventory: ETON shall keep an amount of inventory at all times greater than six (6) months of forecasted average unit sales for all Products

5. SALES AND MARKETING

5.1 ETON shall be solely responsible for the Marketing of the Products and shall have sole and exclusive right to make all Marketing decisions for the Product in the Territory.

5.2 ETON shall use commercially reasonable efforts to Market the Products in the Territory during the Term of this Agreement.

5.3 ETON shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to its or its prospective consumers.

6. MILESTONES AND PROFIT SHARE; PAYMENTS

6.1 Milestones. ETON will pay to Sintetica a total sum of one million seven hundred fifty thousand dollars ($1,750,000) after the achievement of the following milestones:

(a) An amount of one million dollars ($1,000,000) within thirty (30) days after the execution of this Agreement. If the MAs for the Products are not accepted to file or review by the FDA, then the one million dollar ($1,000,000) payment shall be returned to ETON within five (5) Business Days after Sintetica’s receipt of the FDA’s notice of non-acceptance to file or review of the MAs.

(b) An amount of seven hundred fifty thousand dollars ($750,000) within thirty (30) of the first commercial sale of [* * *]. If Sintetica is able to supply Product to Eton and Eton has not achieved first commercial sale within ninety (90) days, the payment shall become due.

6.2 Transfer Price.

6.2.1 [* * *].

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6.2.2 Sintetica shall use commercially reasonable efforts in accordance with its standard manufacturing practices to reduce its COGS for Products. The Parties will meet on annual basis to discuss plans to reduce the Transfer Price. Sintetica shall use commercially reasonable efforts to implement such plans and reduce the Transfer Price.

6.2.3 Sintetica will invoice ETON when Product has been released by Sintetica, at a price per unit that is equal to the Transfer Price for such Product. Except as otherwise provided for in this Agreement, ETON shall pay to Sintetica the Transfer Price for such Product within thirty (30) days after the date of receipt of an invoice from Sintetica.

6.2.4 If ETON fails to cure any non-payment of an invoice within sixty (60) days after receipt of the invoice other than for reasons outside of its control, then Sintetica may call for immediate payment of all outstanding invoices. Sintetica may also make further deliveries subject to prepayment.

6.3 Net Profit Share.

6.3.1 ETON shall pay to Sintetica the first five hundred y thousand ($500,000) of Net Profits from sales by ETON of the Products in the Territory. After five hundred thousand ($500,000) is paid to Sintetica, ETON and Sintetica will share the Net Profits from sales by ETON of the Products in the Territory, if any, as follows: (a) ETON’s share is fifty percent (50%) of Net Profits, and (b) Sintetica’s share is fifty percent (50%) of Net Profits (the “Sintetica Net Profit Share”).

6.3.2 ETON will have the right to withhold the following amounts on a Product-by-Product basis from the commercialization of such Products by ETON in the Territory: five (5%) percent of Net Sales (the “Selling, General and Administrative Fee” or “SG&A Fee”).

6.3.3 Within sixty (60) days following the end of each Calendar Quarter following first commercial sale in the Territory, including the first and last Payment Period which may be of a shorter duration (each, a “Payment Period”), ETON shall: (a) compute and report to Sintetica in a mutually acceptable format the Net Sales, Net Profits and Sintetica Net Profit Share for each Product sold in the Territory during the Payment Period, and (b) pay to Sintetica within thirty (30) days of the delivery of the report, the aggregate Sintetica Net Profit Share for all Products for that Payment Period as reflected in the report. For the first commercial year, if aggregate Net Profit for all Products for any Payment Period equals a negative amount, then Sintetica shall not be entitled to receive any Sintetica Net Profit Share for such Payment Period and ETON shall be permitted to carry over such negative amount to apply against aggregate positive Net Profit amounts in subsequent Calendar Quarters until such negative amount is reduced to zero.

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6.4 Interim and Final True-Ups. During the Supply Term, on an annual basis, following the first (1st) calendar year from launch of Product and on a Product-by-Product basis, ETON shall perform an interim “true-up” reconciliation and shall provide Sintetica with a written report of such outlining the deductions specified in the definition of Net Sales. The reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the specified Product, but not yet paid at the end of the preceding calendar year. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days after the date of delivery of such report. In addition, within twenty-five (25) months after the termination or expiration of the Term or Supply Term and on a Product-by-Product basis, ETON shall perform a final “true-up” reconciliation and shall provide Sintetica with a written report of such outlining the deductions specified in the definition of Net Sales. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days after the date of delivery of such report.

6.5 Taxes. Each Party shall be responsible for and shall pay all Taxes payable on any income earned or received by it during the Term. Where required by law, ETON shall have the right to withhold applicable Taxes from any payments to be made hereunder by ETON to Sintetica. Any Tax, duty or other levy paid or required to be withheld by ETON on account of any payments payable to Sintetica under this Agreement shall be deducted from the amount of payments due to Sintetica. ETON shall secure and promptly send to Sintetica proof of such Taxes, duties or other levies withheld and paid by ETON for the benefit of Sintetica. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6.6 Audits. Each Party shall permit an independent certified public accounting firm selected by the auditing Party and reasonably acceptable to the non-auditing Party, that has agreed to be bound by a confidentiality agreement reasonably acceptable to the Parties, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by the non-auditing Party necessary for the auditing Party to verify the accuracy of the non-auditing Party’s calculations under this Section 6 (including the Transfer Price and Net Profit Share) for any period ending not more than two (2) years prior to the date of such request, subject to any limitations in scope necessary to comply with Applicable Law, Third Party confidentiality restrictions, or maintain legal privilege, including but not limited to Third Party pricing information. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm’s use of such information shall be limited to the aforementioned verification. Unless otherwise agreed to by the Parties in writing, the accounting firm shall not be paid on a contingency or similar basis.

6.7 Accounting. ETON and Sintetica shall calculate and record calculations under this Section 7 in accordance with U.S. GAAP, and shall maintain all books and records related thereto in accordance with standard cost accounting policies and practices, in accordance with U.S. GAAP for the Supply Term plus an additional three (3) years thereafter.

7. INTELLECTUAL PROPERTY AND OTHER RIGHTS

7.1 At its sole cost and expense, Sintetica shall be solely responsible and liable for any litigation in connection with the Product’s development, manufacturing, and the Sintetica Background Intellectual Property.

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7.2 At its sole cost and expense, ETON shall be solely responsible and liable for any non-patent litigation in connection with its marketing activities.

7.3 Patents and Other Intellectual Property. Each Party shall be responsible, at its own expense, for filing and prosecuting such patent applications, as it deems appropriate, and for paying maintenance fees on any patents issuing therefrom, for the Term, with respect to intellectual property owned by it that relate to or are used in connection with the manufacture, sale or use of the Product. Notwithstanding anything herein to the contrary, and provided that the Sintetica Background Intellectual Property is covered by a patent or patent application, Sintetica, at its sole cost and expense, shall maintain and protect the Sintetica Background Intellectual Property and continue to prosecute and maintain its patents covering the Sintetica Background Intellectual Property and shall keep ETON advised of material actions relative to the same. Should Sintetica contemplate to abandon or otherwise forfeit any patent/patent applications or patent rights in the Sintetica Background Intellectual Property, Sintetica shall notify ETON in advance of such contemplation. In such an event, ETON may pursue filing and prosecuting such patent applications relating to the Products, at its own cost and expense, and shall obtain from Sintetica rights and licenses to those patents and patent applications with the same scope as that in Section 2.1. Sintetica shall maintain the confidentiality of any trade secrets covering the Sintetica Background Intellectual Property. Each Party shall promptly render all necessary assistance reasonably requested by the other Party, at the requesting Party’s expense, in applying for and prosecuting patent applications based on intellectual property owned by such other Party pursuant to this Agreement.

7.4 Notice of Infringement. If either Party shall learn of (a) any claim or assertion that the manufacture, use or marketing of the Product under this Agreement, or any other action taken by either Party in performance of its obligations hereunder infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party, or (b) the actual or threatened infringement, misappropriation or other violation by any Third Party of the intellectual property rights of any Party hereto that are the subject of this Agreement (“Intellectual Rights Suits”), then the Party becoming so informed shall as soon as reasonably practicable, but in all events within fourteen (14) days thereafter (the “Infringement Notification Date”), notify the other Party of such claim or assertion, or actual or threatened infringement, misappropriation or other violation.

7.5 Provision of Information. Sintetica shall promptly provide ETON with reasonable access to information and data about, and personnel knowledgeable of, the Product, its formulation, use and process of manufacture, to enable ETON to: (a) ascertain whether the manufacture or marketing of the Product would infringe any Third Party intellectual property rights; and (b) determine its conduct in relation to any proceedings alleging infringement of the Third Party intellectual property rights.

7.6 Intellectual Rights Suit.

7.6.1 At its sole cost and expense, Sintetica shall be solely responsible and liable for and assume the direction and control of any Intellectual Rights Suit and the defense of claims arising therefrom, including, without limitation, the selection of legal counsel; provided, however, that Sintetica shall keep ETON apprised of material developments. ETON shall fully cooperate with Sintetica in the defense of any such Intellectual Rights Suit (regardless of which Party is a named party to such suit), including joining as a party to the suit, and shall be consulted by Sintetica in connection with the settlement of any such Intellectual Rights Suit. Except as otherwise set forth in this Agreement, Sintetica shall be responsible for all reasonable attorneys’ fees and costs, settlement amounts and/or awarded damages incurred by either Party or their respective Affiliates in connection with the defense of any Intellectual Rights Suit provided such is directly related to this Agreement (“Intellectual Rights Legal Expenses”).

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7.6.2 Sintetica agrees that it will not, whether in the context of litigation or otherwise related thereto, without the prior written consent of ETON enter into any agreement or arrangement with any Third Party which in any way compromises, relinquishes, waives, or otherwise affects, in whole or in part, the rights of ETON under this Agreement in respect of the Product.

7.7 Third Party Infringement. In the event either Party believes that a Third Party is infringing or otherwise violating a Party’s intellectual property rights in the Territory or Manufacturing Territory, which infringement involves the Product, Sintetica and ETON shall consult with each other and their respective counsel in order to develop a strategy for addressing the Third-Party infringement. Unless the Parties agree differently, the owner of the infringed intellectual property (the owning Party) shall have the right at its sole discretion to bring action against the Third Party infringer, select counsel for, control, and bear the costs of such action, shall indemnify and hold the non-owning Party harmless, and shall be entitled to any award or settlement in respect thereof. In the event that the owning Party does not bring any action against the Third-Party infringer within the earlier of ninety (90) days from the Infringement Notification Date or the relevant statute of limitations, the non-owning Party shall be free to bring the action in its own name, at its own expense, and retain any award or settlement in its entirety. If necessary, the non-participating Party shall join, or be joined as a Party to the suit, but shall be under no obligation to participate, except to the extent that such participation is required as the result of being a named Party to the suit. The non-participating Party shall offer reasonable assistance in connection therewith, at no charge to the participating Party, except for reimbursement of reasonable out-of-pocket expenses.

7.8 Sections 7.1, 7.2 and 7.6 shall survive termination or expiration of this Agreement.

8. INSURANCE

At all times from the first commercial sale of any Product(s) or after the Effective Date through the date which is five (5) years after the final sale of such Product(s), the Parties will maintain general liability insurance in amounts that are reasonable and customary in the pharmaceutical industry, provided in no event shall the general liability insurance amounts be less than five million dollars ($5,000,000) per occurrence and ten million dollars ($10,000,000) in the aggregate limit of liability per year. The Parties shall provide written proof of such insurance to each other upon request.

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9. CONFIDENTIAL INFORMATION; PUBLICITY

9.1 Confidential Information. Each Party agrees that it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Information (as defined below), except to those of its and its Affiliates’ employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that disclosure of Confidential Information of the other Party is required to be made under Applicable Law (including to the FDA or pursuant to the requirements of a national securities exchange or another similar regulatory body on which it’s or any of its Affiliates stock trades) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall (to the extent legally permitted) provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or waive the disclosing Party’s compliance with the provisions of this Section. In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Information may disclose only that portion of the Confidential Information that its legal counsel advises it is legally required to disclose, provided that it exercises its commercially reasonable efforts to preserve the confidentiality of such other Party’s Confidential Information, at such other Party’s expense, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Confidential Information shall remain the sole property of the disclosing Party and all Confidential Information furnished in written form (and all copies thereof) shall be promptly returned to the disclosing Party or destroyed by the receiving Party at the disclosing Party’s request; provided, however, that the receiving Party may retain copies of such Confidential Information as necessary for its compliance obligations under Applicable Laws and any archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information. This Section 9.1 shall survive termination or expiration of this Agreement and continue in effect thereafter for a period of five (5) years.

9.2 Definition of Confidential Information. The term “Confidential Information” as used in this Agreement means all confidential information relating to the Parties’ business and operation, this Agreement and its terms, or other technical, business or financial information provided by the Parties as contemplated by this Agreement. The term “Confidential Information” does not include information that (A) becomes generally available to the public other than as a result of disclosure by the receiving Party, (B) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party, (C) was previously known by the receiving Party as evidenced by the receiving Party’s written records, or (D) was independently developed by the receiving Party without use of or reliance on the Confidential Information.

10. TRANSFER TAXES

All transfer, sales, value added, stamp duty and similar Taxes (“Transfer Taxes”) payable to the U.S. government in connection with the transaction contemplated hereby will be borne by ETON and all Transfer Taxes payable to the Swiss government in connection with the transaction contemplated hereby will be borne by Sintetica.

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11. TERM & TERMINATION

11.1 Term. The term of this Agreement shall begin on the Effective Date and shall end upon the termination or expiration of every Supply Term, unless earlier terminated as set forth in Sections 11.2, 11.3 and 11.4 of this Agreement (the “Term”). The Supply Term shall begin on the Effective Date and shall end ten (10) years after the first commercial sale of each Product, and automatically be extended for successive three (3) year increments unless ETON or Sintetica provides each other with written notice of its intention not to extend the particular Supply Term for a given Product at least six (6) months before the expiration of the applicable initial Supply Term or any extension thereof.

11.2 Termination for Breach. The Agreement may be terminated by either Party by written notice to the other at any time if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder or any of its representations or warranties as follows: (i) the terminating Party shall send a written notice of the material breach or material default to the Breaching Party and (ii) the termination shall become effective sixty (60) days after the sending of such written notice unless the Breaching Party has cured any such material breach or material default prior to the expiration of the sixty (60) day period or if such material default or material breach is not capable of being cured within such sixty (60) day period and the Breaching Party has commenced activities reasonably expected to cure such material breach or material default within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, but in no event shall such period exceed one hundred eighty (180) days.

11.3 Termination for Bankruptcy. Either Party may immediately terminate the Agreement in whole or in part if the other Party: (a) makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, or ceases operating in the normal course of business; (b) has a receiver or trustee appointed by a court over the Party or any substantial part of the Party’s assets; (c) becomes insolvent or is unable to pay its debts as they become due; (d) authorizes, applies for or consents to the appointment of a trustee or liquidator of all or a substantial part of its assets or has proceedings seeking such an appointment commenced against it which are not terminated within ninety (90) days of such commencement; (e) has any substantial part of its property subjected to any levy, seizure, assignment or sale for, or by any creditor or governmental agency without said levy, seizure, assignment or sale being lifted, released, reversed or satisfied within ten (10) days; (f) files a voluntary petition under any chapters of the United States Bankruptcy Code or any other insolvency law or an involuntary proceeding has been commenced by any Party against the Party under any one of the chapters of the United States Bankruptcy Code or any other insolvency law and (A) the proceeding has been pending for at least sixty (60) days; or (B) the Party has consented, either expressly or by operation of law, to the entry of an order for relief; or (C) the Party has been decreed or adjudged a debtor or equivalent.

11.4 Termination By ETON. ETON shall have the right to terminate the Agreement or any Supply Term in whole or in part upon thirty (30) days prior written notice to Sintetica (a) in the event ETON determines in its sole discretion that a given Product is no longer commercially viable in the Territory; (b) if Sintetica sells an MA for a Product or otherwise does not support maintaining approval of the MA; (c) if Sintetica stops producing the Product; (d) if a Sintetica facility (i) fails to obtain or maintain any necessary license, ; (e) if Eton determines in its sole discretion that the Product filings are unlikely to be approved by the FDA and (f) any Product infringes upon any Third Party patents, trademarks, or other intellectual property rights in the Territory or Territory of Manufacture.

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11.5 Termination By Sintetica. Sintetica shall have the right to terminate the Agreement or any Supply Term in whole or in part upon thirty (30) days prior written notice to ETON (a) if ETON develops competing product; and (b) if Government action forces the cessation of ETON’s selling and marketing activities of all pharmaceutical products..

11.6 Effect of Termination.

11.6.1 If this Agreement is terminated by ETON under Sections 11.2, 11.3, and 11.4 (b,c,d,f) in addition to any remedies that ETON is entitled to (a) Sintetica shall, at its cost, provide reasonable assistance in technology transfer to an alternative supplier of ETON’s choice and make best efforts in reducing or avoiding any adverse impact to ETON, (b) ETON shall have the right to purchase such Products from a Third Party and shall have a perpetual, fully-paid up, royalty-free, sublicensable, and exclusive right and license (including as to and against Sintetica) to make and have made the Product inside and outside the Territory and Market the Products in the Territory, at its option, and (c) Sintetica shall execute any documents or agreements reasonably necessary to effectuate the foregoing (including but not limited to any amendment to this Agreement), as determined by ETON.

11.6.2 If this Agreement is terminated by Sintetica under Sections 11.2 and 11.3, then (a) ETON shall have the right to, and Sintetica shall hereby grant ETON a license to, Market or otherwise dispose of any existing inventory of any Products then in ETON’s possession, (b) Sinetica may keep all the licensing payments paid by ETON up to the point of termination and is free to commercialize or relicense the Product with no further obligations owed to ETON, (c) ETON shall refrain from holding itself out as Sintetica’s distributor, in particular, eliminate any reference to the Product and Sintetica from its business, trade style and promotional material, (d) ETON will promptly transfer the MAs to Sintetica’s name, and (e) ETON shall transfer all rights, licenses, and approvals to the Product to Sintetica or another company indicated by Sintetica within thirty (30) days of termination. This Section 11.5 shall survive termination or expiration of this Agreement.

11.6.3 If this Agreement is terminated by ETON under Section 11.4(a) all milestones will become immediately due to Sintetica . All rights to Products will immediately return to Sintetica.

11.6.4 If this Agreement is terminated by ETON under Section 11.4(e) prior to two years having elapsed since filing for the MA with the FDA; all milestones will become immediately due to Sintetica, and a one time payment for lost Gross Profit of one million dollars ($1,000,000) will also become due. All rights to Products will immediately return to Sintetica.

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12. REPRESENTATIONS AND WARRANTIES

12.1 ETON Representations and Warranties. ETON represents and warrants to Sintetica that:

12.1.1 it has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

12.1.2 neither the execution and delivery of this Agreement by it, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any Applicable Law;

12.1.3 this Agreement is a legal, valid and binding agreement of ETON, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law; and

12.1.4 it has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act;

12.1.5 there is no Claim, suit, investigation, action or proceeding pending or threatened against ETON before any court, governmental agency, or arbitration panel which may in any way materially adversely affect the performance of its obligations hereunder or transaction contemplated by this Agreement;

12.1.6 it has not and will not enter into any contract or any other transaction with any Third Party or Affiliate that conflicts with or derogates from its undertakings hereunder;

12.1.7 it has and will at all times during Term have requisite expertise, experience, personnel, equipment and skill to perform its obligations hereunder; and

12.1.8 it will not make nor will it promise to make any payment in violation of the U. S. Foreign Corrupt Practices Act or similar applicable local, federal or national law.

12.2 Sintetica Representation and Warranties. Sintetica represents and warrants to ETON that:

12.2.1 it has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

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12.2.2 neither the execution and delivery of this Agreement by it, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a Party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any Applicable Law;

12.2.3 this Agreement is a legal, valid and binding agreement of Sintetica, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law;

12.2.4 it has not been debarred, is not subject to debarment, and will not use, in any capacity in connection with the obligations to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act;

12.2.5 there is no Claim, suit, investigation, action or proceeding pending or threatened against Sintetica before any court, governmental agency, or arbitration panel which may in any way materially adversely affect the performance of its obligations hereunder or transaction contemplated by this Agreement;

12.2.6 it will not divest, sell, fail to maintain or otherwise dispose of any MA related to Products during the Term of this Agreement;

12.2.7 it has not and will not enter into any contract or any other transaction with any Third Party or Affiliate that conflicts with or derogates from its undertakings hereunder;

12.2.8 it has and will at all times during Term have requisite expertise, experience, personnel, equipment and skill to perform its obligations hereunder;

12.2.9 it has the unencumbered right to the MAs and Products and the right, power and authority to grant a license to ETON hereunder;

12.2.10 it has and will maintain until the end of the Term the capacity to manufacture the Products in quantities ordered by ETON;

12.2.11 it will not make nor will it promise to make any payment in violation of the U. S. Foreign Corrupt Practices Act or similar applicable local, federal or national law;

12.2.12 it has obtained and will maintain all required licenses, authorizations, and approvals required by federal, state, or local governmental authorities, including the FDA and any other applicable regulatory agency to manufacture, export and supply each Product for the Territory and in accordance with this Agreement;

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12.2.13 its manufacturing facilities applicable to Products conform, and shall conform throughout the Term, in all respects to all Applicable Laws governing such facilities and it shall maintain all records as are necessary and appropriate to demonstrate compliance in the manufacture of each Product with GMP, the Specifications, the applicable MA, the Quality Agreement and all Applicable Laws;

12.2.14 all Product supplied to ETON shall: (i) meet the applicable Specifications at the time of shipment; (ii) meet regulatory requirements of any relevant regulatory authority in the Territory and Territory of Manufacture; (iii) be manufactured, packaged, tested, stored and shipped in accordance with applicable GMP, the MA, Applicable Law and this Agreement; (iv) not be adulterated or misbranded under the U. S. Food, Drug and Cosmetic Act or any other relevant laws and regulations as amended from time to time; and (v) be produced, packaged, tested and stored in facilities that have been approved by applicable regulatory authorities to the extent required by Applicable Laws;

12.2.15 Sintetica has not been informed of any proceeding or similar action pending or threatened in writing seeking the revocation, suspension or amendment of any MAs for reasons related to safety or efficacy;

12.2.16 The FDA has not requested or demanded in writing that Sintetica discontinue any MAs for reasons related to safety or efficacy;

12.2.17 Sintetica has not been informed of any pending or threatened in writing product liability claims relating to any Product; and

12.2.18 Sintetica has not been informed of any pending or threatened in writing Claims alleging infringement of a Third Party’s intellectual property rights relating to any MAs or the use, manufacture, import, distribution, sale or offer for sale of any Product.

12.3 Survival of Representations and Warranties. All representations and warranties of ETON and Sintetica contained herein or made pursuant hereto shall be ongoing during the Term and for a period of twelve (12) months thereafter. In the event of any breach of the representations and warranties set forth herein, the applicable Party shall immediately notify the other Party of such breach.

13. INDEMNIFICATION

13.1 Sintetica’s Indemnification Obligations. Sintetica shall indemnify, defend and hold ETON and its owners, officers, directors, Affiliates, and employees (collectively, “ETON Indemnified Parties”) harmless from and against any and all Losses arising out of or resulting from any Third Party Claims made or suits brought against ETON Indemnified Parties which arise or result from (i) Sintetica’s material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its obligations hereunder; (ii) Sintetica’s manufacture, registration, handling, storage, use, transportation of any Product on or after the Effective Date, including, without limitation, any Claim for personal injury or death, to the extent such Third Party Claims arise from the period of time commencing on or after the Effective Date and to the extent such is not attributable to ETON’s breach of this Agreement or any Applicable Laws; or (iii) Sintetica’s negligence or willful misconduct with regard to the Products to the extent such is not attributable to ETON’s breach of this Agreement or any Applicable Laws.

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13.2 ETON’s Indemnification Obligations. ETON shall indemnify, defend and hold Sintetica and its officers, directors, agents, Affiliates, and employees (collectively, “Sintetica Indemnified Parties”) harmless from and against any and all Losses arising out of or resulting from any Third Party Claims made or suits brought against Sintetica Indemnified Parties which arise or result from (i) ETON’s material breach of any of its representations, warranties or covenants set forth in this Agreement, or any of its obligations hereunder; (ii) ETON’s marketing, distribution, or sale of any Product on or after the Effective Date, including, without limitation, any Claim for personal injury or death, to the extent such Third Party Claims arise from the period time commencing on or after the Effective Date and to the extent such is not attributable to Sintetica’s breach of this Agreement or any Applicable Law; or (iii) ETON’s negligence or willful misconduct with regard to the Products to the extent such is not attributable to Sintetica’s breach of this Agreement or any Applicable Laws.

13.3 Indemnification Procedure.

13.3.1 Notice of the matter which may give rise to such Claim shall be given in writing by the indemnitee (the “Indemnitee”) to the Party against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such Claim; provided, however, that the failure to notify the Indemnitor shall not relieve it from any liability that it may have to the Indemnitee otherwise unless the Indemnitor demonstrates that the defense of the underlying Claim has been materially prejudiced by such failure to provide timely notice. Such notice shall request indemnification and describe the potential Losses and Claim giving rise to the request for indemnification, and provide, to the extent known and in reasonable detail, relevant details thereof. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such Claim as provided in this Section 13.3.1. the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such Claim with the consent of the Indemnitor, not to be unreasonably withheld or delayed.

13.3.2 In the event the Indemnitor elects to assume the defense of a Claim, the Indemnitee of the Claim in question and any successor thereto shall permit Indemnitor’s counsel and independent auditors, to the extent relevant, reasonable access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such Claim; provided, however, that (i) the Indemnitee shall have the right fully to participate in such defense at its own expense; (ii) the Indemnitor’s counsel and independent auditors shall not disclose any Confidential Information of the Indemnitee to the Indemnitor without the Indemnitee’s consent; (iii) access shall only be given to the books and records that are relevant to the Claim or Losses at issue. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitee of its right to assert a Claim with respect to the responsibility of the Indemnitor with respect to the Claim or Losses in question. The Indemnitor shall not have the right to settle or compromise any Claim against the Indemnitee (that the Indemnitor has defended pursuant to this Section 13.3.2) without the consent of the Indemnitee which shall not be unreasonably withheld or delayed. No Indemnitee shall pay or voluntarily permit the determination of any Losses which is subject to any such Claim while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

13.3.3 This Section 13 shall survive termination or expiration of this Agreement.

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14. LIMITATION OF LIABILITY

14.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.

15. MISCELLANEOUS

15.1 Governing Law; English Language. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of Switzerland. To the extent that it may otherwise by applicable, the Parties hereby expressly agree to unconditionally waive and exclude from the operation of this Agreement the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time. This Agreement has been negotiated and drafted by the Parties in the English language. Any translation into any other language shall not be an official version thereof. In the event any translation of this Agreement is prepared for convenience or for any other purpose, the provisions of the English version shall prevail.

15.2 Force Majeure. Neither Party shall be liable for non-performance or delay in the fulfillment of its obligations when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of Sintetica or ETON, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes or labor disturbances, civil commotion, riots, military invasions, war, terrorism, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issues by a Governmental Entity (“Force Majeure Events”). In the event either Party is prevented from discharging its obligations hereunder on account of a Force Majeure Event, such Party shall notify the other forthwith and shall nevertheless make every endeavor in good faith to discharge its said obligations even if in a partial or compromised manner. If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event for a period of thirty (30) days or greater, then the other Party shall have the right, following sixty (60) days’ notice to the other Party to terminate the Supply Term if the Force Majeure Event still exists following such sixty (60) day notice period. Notwithstanding anything to the contrary in this Agreement, any Customer Penalties attributable to such Force Majeure Event shall be deducted from Net Profits.

15.3 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery or (d) three (3) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

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If to ETON, to:

ETON Pharmaceuticals, Inc. 21925 W. Field Pkwy, Suite 235 Deer Park, Illinois, USA
Attention: CEO

With a copy (which shall not constitute notice) to:

ETON Pharmaceuticals, Inc. 21925 W. Field Pkwy, Suite 235 Deer Park, Illinois, USA
Attention: Legal

if to Sintetica, to: Sintetica S.A. Via Penate 5, 6850 Mendrisio, Switzerland Attention: CEO

15.4 Relationship of Parties. The status of the Parties under this Agreement shall be that of independent contractors, without the authority to act on behalf of or bind each other. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto. No Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has such right or authority. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.5 Entire Agreement; Amendment. This Agreement (and all Exhibits attached hereto) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of the Parties.

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15.6 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

15.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with Applicable Law, the invalid or unenforceable part or provision shall, provided that it does not affect the essence of this Agreement, be replaced with a revision which accomplishes, to the greatest extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

15.8 Assignment. The terms and provisions hereof shall inure to the benefit of, and be binding upon the Parties and their respective successors and permitted assigns. The Parties shall not assign, encumber or otherwise transfer this Agreement or any part of it to any Third Party, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may assign the rights and obligations under this Agreement in whole, without consent of the other Party, to a Third Party or Affiliate in connection with the transfer or sale of all or substantially all of its business or in the event of a merger, consolidation or change in control provided that the assignee assumes in writing and becomes directly obligated to the other Party to perform all of the obligations of assignor under this Agreement.

15.9 Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

15.10 Survival. Any provision which by its terms is intended to survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement and remain in full force and effect thereafter.

15.11 Counterparts; PDF. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. PDF and facsimile signatures shall constitute original signatures. The Parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000, and Uniform Electronic Transactions Act (UETA) model law, or similar applicable laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ETON PHARMACEUTICALS, INC.

By:
Name:
Title:

SINTETICA S.A.

By:
Name:
Title:

CONFIDENTIAL

EXHIBIT A: PRODUCTS AND TRANSFER PRICES

Products:

[* * *]

Transfer Price:

[* * *]